EXHIBIT 99.1


                    American Banknote Corporation
                            410 Park Avenue
                   New York, New York   10022-4407

Contact:  Jean Marie Young
          Director - Investor Relations
          (212) 593-5700

                                                           FOR IMMEDIATE RELEASE

                          AMERICAN BANKNOTE CORPORATION
                         TO RESTATE FINANCIAL STATEMENTS
                  RELATING TO ITS FORMER HOLOGRAPHIC SUBSIDIARY

NEW YORK, January 25, 1999 - American Banknote Corporation (NYSE:ABN) announced today that its former wholly-owned subsidiary, American Bank Note Holographics (NYSE:ABH), which was sold effective July 20, 1998 in a public offering made the following announcement:

      "American Bank Note Holographics (NYSE:ABH) announced today that based upon currently available information, the Company expects that revenues and net income for the year ended December 31, 1998 will be substantially lower than that for the year ended December 31, 1997, and that the Company's interim financial statements for each of the first three quarters of 1998 will require restatement. The Company also currently believes that net income of the Company has been over-stated for each of the years ended December 31, 1997 and December 31, 1996 by approximately 10%. Accordingly, the Company's financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related Report of Independent Auditors should no longer be relied upon.

      The previously announced investigation by the Company's Audit Committee is continuing.

      American Bank Note Holographics also announced today that several class-action lawsuits have been commenced on behalf of purchasers of the common stock of the Company during certain stated periods from mid-July 1998 through Mid-January 1999. The lawsuits allege violations of the federal securities laws and name as defendants the Company and certain of its officers and directors. The lawsuits seek to recover damages on behalf of all purchasers of the Company's stock during the class periods stated in each complaint. The lawsuits each refer to the Company's January 19, 1999 public announcement that the Company's Audit Committee has commenced the investigation into certain revenue recognition issues. The Company is reviewing the lawsuits and intends to respond to the lawsuits in a timely manner."

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American  Banknote   Corporation   believes  that  based  upon  the  above,  any
restatement of the Holographics results would result in a reduction in operating income in 1996, 1997 and 1998 for American Banknote Corporation. On a cumulative basis, the three-year restatement would be offset by a corresponding increase in the Gain on sale of subsidiary in the 1998 third quarter.

Accordingly, American Banknote Corporation's financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related Report of Independent Auditors should no longer be relied upon.

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.




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